Exhibit 10.18

PFF BANCORP, INC.
TERMINATION AND CHANGE IN CONTROL AGREEMENT

        This AGREEMENT is made effective as of May 25, 2005 by and between PFF Bancorp, Inc. (the "Holding Company"), a corporation organized under the laws of the State of Delaware, with its principal administrative office at 350South Garey Avenue, Pomona, California, and [              ] ("Executive").  Any reference to Bank or Institution herein shall mean PFF Bank & Trust or any successor thereto.

        WHEREAS, the Holding Company recognizes the substantial contribution Executive has made to the Bank and wishes to protect Executive's position therewith for the period provided in this Agreement; and

        WHEREAS, Executive has agreed to serve in the employ of the Holding Company or its subsidiaries.

        NOW, THEREFORE, in consideration of the contribution and responsibilities of Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.    TERM OF AGREEMENT.

        The term of the PFF Bancorp, Inc. Termination and Change in Control Agreement (the "Agreement") shall be deemed to have commenced as of the date first above written and shall continue for a period of twenty-four (24) full calendar months thereafter. Commencing on the date of this Agreement, the term of this Agreement shall be extended for one day each day until such time as the Board of Directors of the Holding Company ("Board") or the Executive elects not to extend the term of the Agreement by giving written notice to the other party in accordance with Section 5 of this Agreement, in which case the term of the Agreement shall be fixed and shall end on the second anniversary of such notice.

2.    CHANGE IN CONTROL.

        a)    Upon the occurrence of a Change in Control of the Bank or the Holding Company (as herein defined) followed at any time during the term of this Agreement by the termination of Executive's employment, other than Termination for Cause, as defined in Section 2(c) hereof, the provisions of Section 3 shall apply. Upon the occurrence of a Change in Control, Executive shall have the right to elect to voluntarily terminate his or her employment at any time during the term of this Agreement for any reason, the provisions of Section 3 shall apply.

        b)    For purposes of this Agreement, a "Change in Control" of the Bank or Holding Company shall mean any of the following events:

                (i)    the occurrence of any event (other than an event described in Section 2(b)(iii)(A)) upon which any "person" (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")), other than (A) a trustee or other fiduciary holding securities under an employee benefit plan maintained for the benefit of employees of the Holding Company; (B) a corporation owned, directly or indirectly, by the stockholders of the Holding Company in substantially the same proportions as their ownership of stock of the Holding Company; or (C) any group constituting a person in which employees of the Holding Company are substantial members, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities issued by the Holding Company representing 20% or more of the combined voting power of all of the Holding Company's then outstanding securities, excluding any securities purchased by the Holding Company's employee stock ownership plan and trust;

                (ii)    the occurrence of any event upon which the individuals who on the date this Agreement is executed are members of the Board, together with individuals whose election by the Board or nomination for election by the Holding Company's shareholders was approved by the affirmative vote of at least three-quarters of the members of the Board then in office who were either members of the Board on the date this Agreement is executed or whose nomination or election was previously so approved, cease for any reason to constitute a majority of the members of the Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Holding Company;

                (iii)    the consummation of either:

                        (A)    a merger or consolidation of the Holding Company with any other corporation, other than a merger or consolidation following which both of the following conditions are satisfied:

                            (I)    either (1) the members of the Board of the Holding Company immediately prior to such merger or consolidation constitute at least a majority of the members of the governing body of the institution resulting from such merger or consolidation; or (2) the shareholders of the Holding Company own securities of the institution resulting from such merger or consolidation representing 80% or more of the combined voting power of all such securities of the resulting institution then outstanding in substantially the same proportions as their ownership of voting securities of the Holding Company immediately before such merger or consolidation; and

                            (II)    the entity which results from such merger or consolidation expressly agrees in writing to assume and perform the Holding Company's obligations under this Agreement; or

                        (B)    a plan of complete liquidation of the Holding Company or an agreement for the sale or disposition by the Holding Company of all or substantially all of its assets;

                (iv)    the occurrence of an event which would require the Holding Company to report a response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Exchange Act;

                (v)    the occurrence of an event which would result in a Change in Control of the Institution within the meaning of the Home Owners' Loan Act of 1933 and the Rules and Regulations promulgated by the Office of Thrift Supervision ("OTS"), as in effect on the date hereof (provided that in applying the definition of change in control as set forth in the Rules and Regulations of the OTS, the Board shall substitute its judgment for that of the OTS); or

                (vi)    any event that would be described in Section 2(b)(i), (ii), (iii) or (iv) if the term "Institution" were substituted for the term "Holding Company" therein.

        c)    Executive shall not have the right to receive termination benefits pursuant to Sections 3 or 4 hereof upon Termination for Cause. The term "Termination for Cause" shall mean termination because of Executive's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him or her a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board of Directors of the Bank at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him or her, together with counsel, to be heard before the Board at such meeting and which such meeting shall be held not more than 30 days from the date of notice during which period Executive may be suspended with pay), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits provided hereunder for any period after the Date of Termination for Cause. During the period beginning on the Date of Termination for Cause, stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable nor shall any unvested awards granted to Executive under any stock benefit plan of the Bank, the Holding Company or any subsidiary or affiliate thereof vest. At the Date of Termination for Cause, such stock options and related limited rights and any such unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Cause.

3.    CHANGE IN CONTROL TERMINATION BENEFITS.

        a)    Subject to Section 19 hereof, upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by termination of the Executive's employment due to: (1) Executive's dismissal, or (2) Executive's voluntary termination pursuant to Section 2(a), unless such termination is due to Termination for Cause, the Holding Company shall pay Executive, or in the event of the Executive's subsequent death, his or her beneficiary or beneficiaries, or his or her estate, as the case may be, an immediate lump sum equal to two (2) times the Executive's average annual compensation for the three (3) preceding taxable years.  Such annual compensation shall include any base salary, commissions, bonuses, the value of employer-derived contributions credited to the accounts of the Executive (vested or unvested) under any pension, 401(k), employee stock ownership and profit sharing plan, severance payments, directors or committee fees and fringe benefits paid or to be paid to the Executive during such years.  If the Executive shall have worked less than three (3) taxable years, then the average shall be computed as an average of the number of years worked by the Executive.  Similarly, if the Executive shall have worked for any portion of a taxable year in the three (3) preceding taxable years, then annual compensation for such year shall be annualized.  The Executive shall also be entitled to (i) the portion, if any, of the compensation earned by the Executive through the date of the termination of his employment with the Bank and Holding Company which remains unpaid as of such date, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after the Executive's termination of employment and (ii) the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained by the Holding Company and the Bank for their officers and employees.  Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.  In the event the Bank is not in compliance with its minimum capital requirements or if such payments would cause the Bank's capital to be reduced below its minimum regulatory capital requirements, such payments shall be deferred until such time as the Bank or successor thereto is in capital compliance.

        b)    Upon the occurrence of a Change in Control of the Bank or the Holding Company followed at any time during the term of this Agreement by Executive's voluntary termination pursuant to Section 2(a) or involuntary termination of employment, other than for Termination for Cause, death or retirement the Holding Company shall cause to be continued life, medical and disability coverage substantially identical to the coverage maintained by the Bank or Holding Company for Executive prior to his or her severance at no premium cost to the Executive.  Such coverage and payments shall cease upon the expiration of twenty-four (24) full calendar months from the Date of Termination.

4.    GENERAL TERMINATION BENEFIT.

        Subject to Section 19 hereof, upon the occurrence of an Event of Termination which shall mean the termination by the Holding Company of Executive's full-time employment hereunder for any reason other than death, retirement (as defined in the Bank's employee handbook) or Termination for Cause governed by Section 2(c) hereof and other than in connection with a Change in Control, the Holding Company shall be obligated to pay Executive, or, in the event of his or her subsequent death, his or her beneficiary or beneficiaries, or his or her estate, as the case may be, Severance Payment in a sum equal to: twenty-six (26) weeks of base salary for each three full or partial years of service to the Bank or Holding Company. Notwithstanding the foregoing, the Executive shall be entitled to a minimum Severance Payment of twenty-six (26) weeks due to an Event of Termination and the maximum Severance Payment owed shall be one hundred four (104) weeks.

5.    NOTICE OF TERMINATION.

        a)    Any purported termination by the Holding Company or by Executive in connection with a Change in Control shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

        b)    "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the instance of Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

        c)    If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute in connection with a Change in Control, the Holding Company will continue to pay Executive her full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to her annual salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the earlier of: (1) the resolution of the dispute in accordance with this Agreement or (2) the expiration of the remaining term of this Agreement as determined as of the Date of Termination.

6.    SOURCE OF PAYMENTS.

        It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Holding Company; provided, however, that no benefits provided under this Agreement shall be duplicative of the benefits provided under the Termination and Change of Control Agreement between the Bank and the Executive of even date herewith.

7.    EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

        This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Holding Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

        Nothing in this Agreement shall confer upon Executive the right to continue in the employ of Holding Company or shall impose on the Holding Company any obligation to employ or retain Executive in its employ for any period.

8.    NO ATTACHMENT.

        a)    Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

        b)    This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and their respective successors and assigns.

9.    MODIFICATION AND WAIVER.

        a)    This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

        b)    No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

10.    REQUIRED REGULATORY PROVISIONS.

        Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Holding Company, whether pursuant to this Agreement or otherwise are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and any regulations promulgated thereunder.

11.    TAX INDEMNITY.

        a)    This Section 11 shall apply if Executive's employment is terminated upon or following (i) a Change in Control (as defined in Section 2(b) of this Agreement); or (ii) a change "in the ownership or effective control" of the Holding Company or the Bank or "in the ownership of a substantial portion of the assets" of the Holding Company or the Bank within the meaning of Section 280G of the Code.  If this Section 11 applies, then, if for any taxable year, Executive shall be liable for the payment of an excise tax under section 4999 of the Code with respect to any payment in the nature of compensation made by the Holding Company, the Institution or any direct or indirect subsidiary or affiliate of the Holding Company or the Institution to (or for the benefit of) Executive, it shall be the sole obligation and responsibility of the Holding Company to pay to Executive an amount equal to X, determined under the following formula:

X =	E x P

1 - [(FI x (1 - SLI)) + SLI + E + M]
where
E =	the rate at which the excise tax is assessed under section 4999 of the Code;
P =	the amount with respect to which such excise tax is assessed, determined without regard to this Section 6;
FI =	the highest marginal rate of income tax applicable to Executive under the Code for the taxable year in question;
SLI =	the sum of the highest marginal rates of income tax applicable to Executive under all applicable state and local laws for the taxable year in question; and
M =	the highest marginal rate of Medicare tax applicable to Executive under the Code for the taxable year in question.

With respect to any payment in the nature of compensation that is made to (or for the benefit of) Executive under the terms of this Agreement, or otherwise, and on which an excise tax under section 4999 of the Code will be assessed, the payment determined under this Section 11(a) shall be made to Executive on the earlier of (i) the date the Holding Company, the Institution or any direct or indirect subsidiary or affiliate of the Holding Company or the Institution is required to withhold such tax, or (ii) the date the tax is required to be paid by Executive.

        b)    Notwithstanding anything in this Section 11 to the contrary, in the event that Executive's liability for the excise tax under section 4999 of the Code for a taxable year is subsequently determined to be different than the amount determined by the formula (X + P) x E, where X, P and E have the meanings provided in Section 11(a), Executive or the Holding Company, as the case may be, shall pay to the other party at the time that the amount of such excise tax is finally determined, an appropriate amount, plus interest, such that the payment made under Section 11(a), when increased by the amount of the payment made to Executive under this Section 11(b) by the Holding Company, or when reduced by the amount of the payment made to the Holding Company under this Section 11(b) by Executive, equals the amount that should have properly been paid to Executive under Section 11(a).  The interest paid under this Section 11(b) shall be determined at the rate provided under Section 1274(b)(2)(B) of the Code.  To confirm that the proper amount, if any, was paid to Executive under this Section 11, Executive shall furnish to the Holding Company a copy of each tax return which reflects a liability for an excise tax payment made by the Holding Company, at least 20 days before the date on which such return is required to be filed with the Internal Revenue Service.

12.    SEVERABILITY.

        If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

13.    HEADINGS FOR REFERENCE ONLY.

        The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references to the masculine shall apply equally to the feminine.

14.    GOVERNING LAW.

        The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of California but only to the extent not preempted by Federal law.

15.    ARBITRATION.

        Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank's main office, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of her right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

16.    PAYMENT OF COSTS AND LEGAL FEES.

        The Bank shall indemnify, hold harmless and defend Executive against reasonable costs, including legal fees, incurred by him in conjunction with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that Executive shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding.  The determination of whether the Executive shall have substantially prevailed on the merits and is therefore entitled to such indemnification, shall be made by the court or arbitrator, as applicable.  In the event of a settlement pursuant to a settlement agreement, any indemnification payment under this section shall be made only after a determination of the members of the Board (other than the Executive, if the Executive is a member of the Board, and any other member of the Board to which the Executive is related by blood or marriage) that the Executive has acted in good faith and that such indemnification payment is in the best interests of the Bank.

17.    INDEMNIFICATION.

        The Bank shall provide Executive (including his heirs, executors and administrators) with coverage as a named insured under any policy or contract of insurance obtained by the Bank to insure their directors and officers against personal liability for acts or omissions in connection with their service as an officer or director of the Bank or service in other capacities at the Bank's request, or in lieu thereof, shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and personal liabilities reasonable incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank or conducting any service at the Bank's request (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to judgments, court costs and attorneys' fees and the cost of reasonable settlements.  The coverage provided to the Executive under this section shall be no less than the coverage provided to the other officers or directors of the Bank.

18.    SUCCESSOR TO THE BANK.

        The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

19.    WAIVER OF ALL EMPLOYMENT CLAIMS UPON RECEIPT OF TERMINATION BENEFITS.

        As a condition precedent to any obligation of the Bank or the Holding Company to provide any benefit under Sections 3, 4 and 11 to the Executive:

        Executive hereby waives to the fullest extent possible all local, state or federal law claims against the Bank or the Holding Company arising during any period of employment, from the employment relationship, other than claims under the various employee benefit plans of the Bank and the Holding Company; and at the time the Executive becomes eligible for payment of any benefit under this Agreement, the Executive shall execute a General Release prepared by the Bank and the Holding Company, a copy of which is attached as Exhibit A hereto releasing all possible local, state or federal law claims Executive may have against the Bank or the Holding Company, their directors, officers, employees and agents through the date of payment of any benefit hereunder, for claims arising during any period of employment, from the employment relationship, other than claims under the various employee benefit plans of the Bank and the Holding Company; and Any waiver given shall include a waiver pursuant to California Civil Code Section 1542 of all unknown claims arising during any period of employment, from the employment relationship, other than claims under the various employee benefit plans of the Bank and the Holding Company.

        This waiver and General Release to be executed at the time Executive becomes eligible for a benefit under this Agreement, explicitly covers claims under the Age Discrimination in Employment Act, Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964 as amended, any state laws of similar effect or any other law purporting to regulate discrimination as to the terms and conditions of employment, employment contractual rights or common law torts. The Executive will have at least 21 days, and perhaps up to 45 days, to review this Agreement (and attachments) and has had opportunity to consult with counsel prior to agreeing to the terms of the Agreement.  The Executive acknowledges that the consideration for the waiver of rights is the termination benefits set out in Sections 3, 4 and 11 herein and that such termination benefits would not otherwise be provided to the Executive.

20.    COUNTERPARTS.

        This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

SIGNATURES

IN WITNESS WHEREOF, PFF Bancorp, Inc. has caused this Agreement to be executed by its duly authorized officers, and Executive has signed this Agreement, on the 25th day of May 2005.

ATTEST:	PFF BANCORP, INC.

______________________	____________________________________________
Secretary	By: Larry M. Rinehart President and Chief Executive Officer

[SEAL]

I, [___________], acknowledge that I am the Executive referred to herein and that I have carefully reviewed the entire Agreement having taken particular care to review Section 19 herein and acknowledge my understanding of the language used in Section 19.

WITNESS:

______________________	____________________________________________
Name

Exhibit A

GENERAL RELEASE

THIS GENERAL RELEASE (hereinafter referred to as the "Agreement") dated _____________ is made and entered into by and between _______________________________ and PFF Bancorp, Inc., a corporation organized under the laws of the State of Delaware which is the holding company of _____________________________ (hereinafter collectively referred to as "PFF"), and _________________________ (hereinafter called "Employee").

W I T N E S S E T H:

WHEREAS, PFF and Employee have entered into Employment Agreements or Termination and Change in Control Agreements that provide for a specific benefit if the events set forth therein should occur; and

WHEREAS, Employee represents that Employee has consulted with legal counsel regarding all aspects of this Agreement and any claims Employee may have against PFF, and Employee understands that Employee is waiving significant legal rights by signing this Agreement, is competent to enter into this Agreement, and enters into this Agreement voluntarily, with a full understanding of and agreement with all of its terms; and

            WHEREAS, Employee desires to settle fully and finally all claims against Releasees as defined in Section 9 of this Agreement, Employee hereby waives to the fullest extent possible all local, state or federal law claims against PFF arising during any period of employment, from the employment relationship, other than claims under the various employee benefit plans of PFF.

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

1.        Non-Admission of Liability

This Agreement shall not in any way be construed as an admission by PFF or other Releasees that they have acted wrongfully with respect to Employee, or any other person or persons, or that Employee has any rights whatsoever against Releasees, and they specifically disclaim any liability to or wrongful acts against Employee, or any other person or persons.

2.         Cessation of Employment; No Reemployment

Employee represents, understands and agrees that Employee's employment with PFF has or will terminated effective _____________________.   (Note – this section may be included at the discretion of PFF.)

3.         Consideration

PFF agrees that upon the execution by Employee of this Agreement and expiration of the revocation period set forth herein, PFF shall cause payment to be issued to Employee in  the amount computed pursuant to the Termination and Change in Control Agreement (or Change in Control Agreement) less required withholdings, made out to Employee, in full and complete settlement of any and all claims Employee has against Releasees arising during any period of employment, from the employment relationship, other than claims under the various employee benefit plans of PFF. 59:   Payment will be initiated within 30 days after the later of expiration of the revocation period or the date set forth in Section 2.

4.         No Claims on File

            Employee represents that Employee does not have on file any complaints, charges or claims arising during any period of employment, from the employment relationship, other than claims under the various employee benefit plans of PFF, against PFF, its parent or any of PFF's affiliates or related or subsidiary companies or divisions, directors, officers, employees or agents, in any court or administrative forum, or before any governmental agency or entity.

5.         Covenant Not To File Claims

            Employee represents that Employee will not hereafter file any complaints, charges, or claims arising during any period of employment, from the employment relationship, other than claims under the various employee benefit plans of PFF, against PFF, PFF's parent or any of PFF's affiliates or related or subsidiary companies or divisions, directors, officers, employees or agents, with any administrative, state, federal, or governmental entity, agency, board or court based on any act or omission arising or accruing prior to the date of execution of this Agreement, whether known or unknown at the time of execution, including any claim related to, or in any way arising from, Employee's employment with PFF or the cessation thereof.   This express covenant not to file any such complaint, charge or claim is a material, essential and indispensable condition of this Agreement.

6.        No Obligation

PFF agrees that Employee is not required by any of its policies, procedures or contracts to enter into this Agreement or make any of the promises set forth herein.

7.         Severability

The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

8.         Consultation with Counsel

Employee acknowledges and understands that PFF has advised and does advise Employee to consult with legal counsel before signing this Agreement.  Employee represents, acknowledges and agrees that Employee has fully discussed all aspects of this Agreement with Employee's attorneys and consulted with Employee's attorneys to the extent Employee so desired; that Employee has carefully read and fully understands all of the provisions of this Agreement; that Employee has taken as much time as Employee needs for full consideration of this Agreement; that Employee fully understands that this Agreement releases all of Employee's claims, both known and unknown, against each and all of the Releasees; that  Employee  is  voluntarily entering into this Agreement; and  that  Employee  has the  capacity to   enter into this Agreement.

9.         Complete Release

Employee hereby irrevocably and unconditionally releases, acquits and forever discharges PFF and each of PFF's predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parent company, affiliates, related or subsidiary companies and divisions (and agents, directors, officers, employees, representatives and attorneys of such parent, affiliates, related or subsidiary companies and divisions), and all persons acting by, through, under or in concert with any of them (collectively "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, acts, omissions, obligations, promises, agreements, controversies, damages, actions, causes of action, suits,  rights,  demands, costs,  compensation,   losses, penalties, debts and expenses (including attorneys' fees and costs actually incurred) arising during any period of employment, from the employment relationship, other than claims under the various employee benefit plans of PFF and accruing prior to the time of execution of this Agreement, whether known or unknown or suspected or unsuspected at the time of execution, including, but in no way limited to, claims for compensation, commissions, or benefits of any nature, or rights arising out of alleged violations of any contracts, express or implied, or any policies, practices or procedures, or any covenant of good faith and fair dealing, express or implied, or any tort, or any legal restrictions on PFF's right to involuntarily lay off or terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964, 42 U.S.C.  Section 2000e et seq.   (race, color, religion, sex and national origin discrimination); (2) 42 U.S.C. Section 1981 (discrimination); (3) the Age Discrimination in Employment Act, 29 U.S.C. Section 621‑634 (age discrimination); (4) the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq.; (5) the federal Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq.; (6) the Employee Retirement Income Security Act, 29 U.S.C. Section 1001 et 117:   seq.; (7) any applicable California Industrial Welfare Commission Order; (8) California Labor Code Section 200 et seq.  (salary, commission, compensation or benefits claims); (9) the California Family Rights Act, California Government Code Section 12945.2; and (10) California Government Code Section 12940 et seq. (race, color, religion, sex, national origin, age, medical condition and disability discrimination), (hereinafter "Claim" or "Claims"), which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time heretofore had, owned or held, or claimed to have, own or hold, or which Employee at any time hereinafter may have, own or hold, or claim to have, own or hold, against any of the Releasees.

10.       Knowing and Voluntary Waiver

Employee expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance of such specific waiver of Section 1542.  Section 1542 of the Civil Code of the State of California states as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, Employee expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims which Employee does not know of or suspect to exist in Employee's favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.

11.       Indemnification

            Employee hereby agrees to indemnify and hold each and all of the Releasees harmless from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys' fees incurred by the Releasees, or any of them, arising out of any breach of this Agreement by Employee or the fact that any representation made herein by Employee was false when made.

Employee represents that Employee is not aware of any basis for claims, which could be made by third parties against PFF, and any other Releasees.

12.       Company Information and Other Property

Employee during Employee's term of employment had access to and became acquainted with various trade secrets and other confidential information which are owned or were developed by or for PFF, and which are regularly used in the operation of PFF's business, and herein called "Company Information".  Company Information includes, but is not limited to: methods, compilations and sources of information, documents, forms, publications, memoranda, correspondence, customer files, contracts, client lists, policies and procedures, plans, records, computer printouts, manuals, proposals, activity logs, financial information, and all concepts, ideas or other information in or reasonably related to the business of PFF that have not been publicly released by duly authorized representatives of PFF.  Employee agrees that all such Company Information, whether prepared by the Employee or otherwise coming into the Employee's possession, are and shall be the exclusive property of PFF regardless of who actually produced or created such information or items.

Employee has returned or will immediately return to PFF all Company Information and related reports, maps, files, memoranda, and records; credit cards, card key passes; door and file keys; computer access codes; software; and other physical or personal property which Employee received or prepared or helped prepare in connection with Employee's employment; and Employee has not retained and will not retain any copies, duplicates, reproductions, or excerpts thereof.  Employee understands and agrees that such Company Information as defined herein has been disclosed to Employee in confidence and for PFF use only.   Employee understands and agrees that Employee (1) will keep such Company Information confidential at all times during and after Employee's employment with PFF, (2) will not disclose or communicate Company Information to any third party, and (3) will not make use of Company Information on Employee's own behalf, or on behalf of any third party.  In view of the nature of Employee's employment and the nature of Company's Information which Employee has received during the course of Employee's employment, Employee agrees that any unauthorized disclosure to third parties of Company Information or other violation, or threatened violation, of this Agreement would cause irreparable damage to the trade secret status of Company Information and to PFF, and that, therefore, PFF shall be entitled to damages as well as an injunction prohibiting Employee from any such disclosure, attempted disclosure, violation, or threatened violation.  When Company Information becomes generally available to the public other than by Employee's acts or omissions, it is no longer subject to the restrictions in this Section.  However, Company Information shall not be deemed to come under this exception merely because it is embraced by more general information which is or becomes generally available to the public.  The undertakings set forth in this Section shall survive the termination of this Agreement or other arrangements contained in this Agreement.

13.       No Representations

Employee represents and acknowledges that in executing this Agreement, Employee does not rely on nor has Employee relied upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees' agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

14.       Governing Law; Arbitration

This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed by and under the laws of the State of California except as superseded by applicable federal laws and regulations.  Any dispute regarding any aspect of this Agreement or any act which allegedly has or would violate any provision of this Agreement ("Arbitrable Dispute") will be submitted to arbitration in Los Angeles County, California, before an  arbitrator experienced in employment law and licensed to practice law in California and selected in accordance with the rules of the American Arbitration Association, as the exclusive remedy for such Arbitrable Dispute.  Should any party to this Agreement hereafter institute any legal action or administrative proceeding against the other with respect to any claim waived by this Agreement or pursue any Arbitrable Dispute by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses, and attorneys' fees incurred as a result of such action.

15.        Tender Back

Prior to filing or pursuing an Arbitration Dispute, Employee understands and agrees that Employee must first tender back to PFF all salary, wages, benefits and other compensation Employee received pursuant to this Agreement.

16.       Careful Consideration

Employee acknowledges that PFF has advised Employee to take this Agreement home and carefully consider all of its provisions before signing it.  Employee further acknowledges that Employee was given not less than __(21 - 45 days as determined by PFF)_________ (___) days to so consider this Agreement before signing it.  However, if this Agreement has not been signed by Employee and returned to PFF within __(21 - 45 days as determined by PFF)________ (___) days following the date appearing on page one of this Agreement, which is the date Employee first received this document, the Agreement shall be deemed withdrawn and void.

17.       Revocation

Employee understands that, within seven (7) days of the date of signing this Agreement, Employee has the right to revoke or cancel this Agreement.  Any such revocation or cancellation must be made in a signed writing delivered to PFF within the seven (7) day revocation period.  Revocation by mail is effective only if the revocation is received by PFF by the date and time specified, and Employee assumes the risk of any delay of the mail.

18.       Confidentiality

Employee represents and agrees that Employee will keep the terms, amount and facts of this Agreement completely confidential, and that Employee will not hereafter disclose any information concerning this Agreement to anyone except Employee's immediate family and attorney; provided, they agree to keep said information confidential and not disclose it to others.

19.       Sole and Entire Agreement

This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

20.       Captions

The captions used in this Agreement are for convenience only and are not intended to limit the scope and effect of any provision herein.

PLEASE READ CAREFULLY.   THIS SEVERANCE AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed at Pomona, California, this _____ day of __________________ 20___.

______________________________

Employee

Executed at Pomona, California, this _____ day of __________________ 20___.

By: ___________________________

(Primary Employer Company Name)

                                                                                     Title ___________________________

Executed at Pomona, California, this _____ day of __________________ 20___.

By: ___________________________

PFF Bancorp Inc.

                                                                                   Title ___________________________